Exhibit 10

CONSOLIDATED EDISON, INC.

2023 LONG TERM INCENTIVE PLAN

CONSOLIDATED EDISON, INC.

2023 LONG TERM INCENTIVE PLAN

CONSOLIDATED EDISON, INC. 2023 LONG TERM INCENTIVE PLAN

ARTICLE 1. INTRODUCTION

Section 1.1 Purpose. This Consolidated Edison, Inc. 2023 Long Term Incentive Plan, effective as of May 15, 2023 (as may be amended from time to time), is intended to (i) advance the interests of CEI and its stockholders by providing long term incentives to those persons with significant responsibility for creating value for stockholders; (ii) strengthen the Company’s ability to attract, motivate and retain qualified persons of superior talent, ability and achievement to serve as Directors, Officers, and in other management positions critical to the long term success of the Company and (iii) further the ownership interests of key personnel in CEI common shares, thereby aligning their long term interests more closely with those of CEI’s stockholders.

Section 1.2 Effective Date. This Plan is effective as of the Stockholders’ Approval Date. Upon the Stockholders’ Approval Date, no new awards will be made under the terms of the Prior Plan.

ARTICLE 2. DEFINITIONS

Section 2.1 “Affiliate” means (i) any “subsidiary corporation” as defined in Section 424(f) of the Code; (ii) any entity, trade or business (including, without limitation, a partnership or limited liability company) that is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by CEI or any Affiliate; and (iii) any other entity in which CEI or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided that, unless otherwise determined by the Committee, the Common Stock subject to any Award constitutes “service recipient stock” for purposes of Section 409A of the Code. An entity shall be deemed an Affiliate of CEI only for such periods as the requisite ownership relationship is maintained unless otherwise determined by the Committee.

Section 2.2 “Annual Meeting” means the annual meeting of the stockholders of CEI.

Section 2.3 “Applicable Laws” means the legal requirements relating to this Plan and the Awards under (a) applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders of any relevant jurisdiction and (b) the rules of the NYSE or another established securities market or exchange on which the Shares are listed.

Section 2.4 “Award” means individually or collectively, Dividend Equivalents, Performance-Based Restricted Stock, Performance Units, Restricted Stock, Stock Appreciation Rights, Stock Options, Stock Units, or Other Equity-Based Awards granted under the terms of this Plan as evidenced by an Award Document.

Section 2.5 “Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee which sets forth the terms and conditions of an Award. An Award Document may be in written, electronic or other media, including a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Participant.

Section 2.6 “Board” means the Board of Directors of CEI as constituted from time to time.

Section 2.7 “Business Criteria” has the meaning set forth in Section 11.1(b)(i).

Section 2.8 “Cause” means:

(a) commission of, conviction of, or the entering of a plea of nolo contendere to, a felony, or a misdemeanor involving moral turpitude, if such felony or misdemeanor is work-related, materially impairs the Participant’s ability to reasonably perform services for the Company, or results or could reasonably be expected to result in harm to the property, reputation or business of the Company;

(b) conduct that results or could reasonably be expected to result in material harm to the property, reputation or business of the Company, including a material violation or material failure to comply with the Company’s written policies or standards of conduct (to the extent applicable to the Participant), including those relating to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(c) breach of any fiduciary duty owed to the Company;

(d) material violation of applicable federal, state or local law or regulation governing the business of the Company;

(e) solely with respect to Employee Participants and Officer Participants material breach of any written agreement between the Participant and the Company

(f) solely with respect to Employee Participants and Officer Participants engaging in any action or omission that could reasonably be expected to give rise to a Cause termination.

The determination that a termination is for Cause shall be made in accordance with any procedures or processes established by the Company in its sole discretion from time to time. The Company expressly acknowledges that Cause will not exist merely because of a failure of the Company to meet budgeted results.

Section 2.9 “CEI” means Consolidated Edison, Inc., its successors or assigns.

Section 2.10 “Change in Control” means the date of the occurrence of any of the following events:

(a) any Person or Group acquires stock of CEI that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of CEI. However, if any Person or Group is considered to own more than 50% of the total fair market value or total voting power of the stock of CEI, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control of CEI. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which CEI acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of CEI (or issuance of stock of CEI) and stock in CEI remains outstanding after the transaction;

(b) any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of CEI possessing 30% or more of the total voting power of the stock of CEI;

(c) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(d) any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from CEI that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of CEI immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of CEI, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Change in Control shall be deemed to occur under this subsection (d) as a result of a transfer to:

(i)	A stockholder of CEI (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by CEI;

(iii)	A Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of CEI; or

(iv)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.

For these purposes, the term “Person” shall mean an individual, corporation, association, joint stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof (but shall not include CEI, any underwriter temporarily holding securities pursuant to an offering of such securities, any trustee or other fiduciary holding securities under an employee benefit plan of CEI, or any company owned, directly or indirectly, by the stockholders of CEI in substantially the same proportions as their ownership of voting stock of CEI). The term “Group” shall have the meaning set forth in Rule 13d-5 of the Exchange Act. If any one Person, or Persons acting as a Group, is considered to effectively control CEI as described in subsections (b) or (d) above, the acquisition of additional control by the same Person or Persons is not considered to cause a Change in Control.

Section 2.11 “CIC Separation from Service” means a Separation from Service without Cause or due to a resignation for Good Reason that occurs at any time during the time period commencing on the occurrence of a Change in Control and ending on the second anniversary following the occurrence of a Change in Control.

Section 2.12 “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference in this Plan to any section of the Code will be deemed to include any amendments or successor provisions to such section and any applicable rulings or regulations promulgated thereunder.

Section 2.13 “Committee” means either the Management Development and Compensation Committee of the Board with respect to Eligible Employees and Officers or the Corporate Governance and Nominating Committee of the Board with respect to Directors, as may be appropriate.

Section 2.14 “Common Stock” means CEI’s common shares, $.10 par value per share.

Section 2.15 “Company” means CEI and/or its Affiliates.

Section 2.16 “Corporate Governance and Nominating Committee” means the Corporate Governance and Nominating Committee of the Board or any successor thereto, or such other committee as may be appointed by the Board to administer, or grant Awards under the terms of this Plan with respect to Directors.

Section 2.17 “Date of Grant” means the date on which the Committee authorizes the granting of an Award or such later date as may be specified by the Committee in such authorization.

Section 2.18 “Deferral and Distribution Election Form” means an electronic or written election to defer payment or settlement of any Award under the terms of this Plan and any Applicable Laws.

Section 2.19 “Director” means a member of the Board or of the board of directors or analogous governing body of an Affiliate, who is not also an Officer or employee of the Company.

Section 2.20 “Director Participant” means a person who is a Director and is a Participant in this Plan.

Section 2.21 “Director’s Compensation” means all or part of any board and committee retainer, and board and committee meeting fees payable to a Director in his or her capacity as a Director. Director’s Compensation shall not include any expenses paid directly to the Director through reimbursement.

Section 2.22 “Disability” means (i) the inability of an Officer Participant or an Employee Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) an Officer Participant’s or an Employee Participant’s receipt of income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

Section 2.23 “Dividend Equivalent” means an Award granted under Section 7.4 or Article 13.

Section 2.24 “Dividend Payment Date” means any date on which CEI pays any dividend on outstanding Shares.

Section 2.25 “Effective Date” means the Stockholders’ Approval Date.

Section 2.26 “Eligible Employee” means an employee of the Company who is not an Officer and is designated an Eligible Person by the Committee.

Section 2.27 “Eligible Person” means any person who satisfies the requirements of Article 5.

Section 2.28 “Employee Participant” means an Eligible Employee who is a Participant in this Plan.

Section 2.29 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

Section 2.30 “Exercise Period” means the period or periods during which a Stock Appreciation Right is exercisable as described in Article 12.

Section 2.31 “Fair Market Value” means, the fair market value of a Share for purposes of this Plan, which shall be determined as follows:

(a) With respect to any Date of Grant, if the Shares are listed on the NYSE, the closing price of a Share on such Date of Grant as reported by the NYSE or if no trading of Shares occurred on such trading day, the closing price of a Share as reported by the NYSE for the last preceding day on which sales of Shares have been reported shall be used.

(b) For purposes of determining Fair Market Value for any purpose under this Plan other than with respect to any Date of Grant, if the Shares are listed on the NYSE, the closing price of a Share as reported by NYSE for the trading day immediately prior to the applicable transaction date under the terms of this Plan or if no trading of Shares occurred on such trading day, the closing price of a Share as reported by the NYSE for the last preceding day on which sales of Shares have been reported shall be used.

(c) In the event the Shares are not listed on the NYSE, or are not publicly traded on another established securities market, Fair Market Value shall be determined by the Committee by application of a reasonable valuation method in a manner consistent with Section 409A and such other Applicable Laws.

Section 2.32 “Good Reason” shall mean the occurrence of one or more of the following events without a Participant’s consent:

(a) any material decrease in a Participant’s Base Compensation (as defined below);

(b) any material breach by the Company of any of the material provisions of this Plan, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith;

(c) the Company’s requiring a Participant to be based at any office or location more than 50 miles from the location at which the Participant is employed immediately prior to the Change in Control; or

(d) the assignment to a Participant of any duties materially inconsistent in any respect with the Participant’s position (including offices, titles and reporting requirements), authority, duties or responsibilities of the Participant as in effect immediately prior to the Change in Control, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding, for this purpose, an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant.

A Participant must give notice to the Company of the existence of any event described in clauses (a) through (d) above, within 90 days of the initial existence of the event, and upon such notice the Company shall have a period of 30 days to remedy the condition.

For purposes of this Section 2.32, “Base Compensation” for any Participant shall mean a Participant’s annualized base rate of salary received by the Participant in all capacities with the Company (before any and all salary reduction authorized amounts under any of the Company’s benefit plans or programs) as in effect immediately prior to the date of a Change in Control as the same may be increased from time to time. Base Compensation shall not include the value of any target bonuses or other short or long term incentive compensation, including without limitation, any Awards granted to a Participant by the Company.

Section 2.33 “Incentive Stock Option” means an incentive stock option granted under the terms of this Plan to purchase Shares within the meaning of Code Section 422.

Section 2.34 “Management Development and Compensation Committee” means the Management Development and Compensation Committee of the Board or any successor thereto or such other committee as may be appointed by the Board to administer, or grant Awards under the terms of, this Plan with respect to Officers and Eligible Employees. It is the intent of CEI that the Management Development and Compensation Committee shall consist of not less than the minimum number of persons from time to time required by Rule 16b-3 under the Exchange Act, each of whom meets the requirements of Rule 16b-3 of the Exchange Act; and the applicable rules of the NYSE, respectively; provided that the failure of any member of the Management Development and Compensation Committee to meet such qualifications will not invalidate any action, decision or determination of the Management Development and Compensation Committee.

Section 2.35 “Non-Qualified Stock Option” means an option granted under the terms of this Plan to purchase Shares and which is not intended to qualify as an Incentive Stock Option.

Section 2.36 “NYSE” means the New York Stock Exchange or any successor thereto.

Section 2.37 “Officer” means an employee of the Company who is designated an “officer” of that Company.

Section 2.38 “Officer Participant” means an Officer who is a Participant in this Plan.

Section 2.39 “Option” or “Stock Option” means individually or collectively a Non-Qualified Stock Option or an Incentive Stock Option granted under Article 9.

Section 2.40 “Option Period” or “Option Periods” means the period or periods during which an Option is exercisable as described in Article 9.

Section 2.41 “Other Equity-Based Award” means an Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, other than Dividend Equivalents, Performance-Based Restricted Stock, Performance Units, Restricted Stock, Stock Appreciation Rights, Stock Options, or Stock Units.

Section 2.42 “Participant” means an Eligible Person who has been granted an Award under the terms of this Plan.

Section 2.43 “Performance-Based Restricted Stock” means an Award granted pursuant to Article 11 subject to the achievement of Performance Targets over a Performance Period.

Section 2.44 “Performance Period” means the Year of a Company or any other period designated by the Committee over which Performance Targets are measured.

Section 2.45 “Performance Target(s)” means the specific objective goal or goals that are established by the Committee pursuant to Article 11 for the applicable Performance Period in respect of any one or more of the Business Criteria.

Section 2.46 “Performance Unit” means a unit of measurement equivalent to such amount or measure granted pursuant to Article 11, as defined by the Committee, which may include, but is not limited to, dollars, market value shares, or book value shares.

Section 2.47 “Plan” means this Consolidated Edison, Inc. 2023 Long Term Incentive Plan, as may be amended from time to time.

Section 2.48 “Plan Administrator” means, as set forth in Article 4, the Committee.

Section 2.49 “Prior Plan” means the Consolidated Edison, Inc. Long Term Incentive Plan, effective May 20, 2013 (as amended from time to time).

Section 2.50 “Repricing” means (i) amending the terms of an Option or Stock Appreciation Right after its Date of Grant to reduce its exercise price or grant price; (ii) canceling an Option or Stock Appreciation Right at a time when its exercise price or grant price is equal to or greater than the Fair Market Value of the underlying Share in exchange for another Option or Stock Appreciation Right; or (iii) any action that is treated as a repricing of an Option or Stock Appreciation Right under generally accepted accounting principles or any Applicable Laws.

Section 2.51 “Restricted Stock” means Shares granted to a Participant that bear a restrictive legend, or otherwise are subject to restrictions, prohibiting sale, transfer, pledge or hypothecation of the Shares until the expiration of the Restriction Period.

Section 2.52 “Restriction Period” means the period during which Restricted Stock may not be sold, transferred, pledged or assigned.

Section 2.53 “Retirement” means, unless otherwise determined by the Committee, for (i) Officers, resignation on or after attaining age 55 and at least five years of Service and (ii) Eligible Employees, resignation on or after attaining age 55 and at least 10 years of Service.

Section 2.54 “Section 409A” means Code Section 409A and the applicable rulings and regulations promulgated thereunder.

Section 2.55 “Securities Act” means the Securities Act of 1933 as amended from time to time and the rules and regulations promulgated thereunder.

Section 2.56 “Separation from Service” means a “separation from service” from the Company as determined under the default provisions of Section 409A.

Section 2.57 “Service” means a Director’s service on the Board and an Officer’s or Eligible Employee’s period of “Accredited Service” as defined in the Consolidated Edison, Inc. Retirement Plan as may be amended from time to time.

Section 2.58 “Share” means a share of Common Stock.

Section 2.59 “Specified Employee” means an employee of the Company as determined under CEI’s established methodology for determining “specified employees” under Section 409A on the date on which a Participant incurs a Separation from Service.

Section 2.60 “Stock Appreciation Rights” mean rights to the settlement in cash, Shares or a combination thereof, of the excess of the Fair Market Value of Shares subject to such rights on the date of exercise over their Fair Market Value on the Date of Grant of an Award under Article 12.

Section 2.61 “Stockholders’ Approval Date” is the date of the 2023 Annual Meeting at which stockholders approve this Plan.

Section 2.62 “Stock Unit” means an unsecured obligation of CEI that is intended to represent the economic equivalent of one Share and is the unit in which a “Stock Unit Account” is denominated.

Section 2.63 “Stock Unit Account” means the bookkeeping account established by CEI pursuant to Article 7 or Article 8.

Section 2.64 “Substitute Award” means an Award granted in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, upon assumption of, or in substitution for, outstanding awards previously granted by a corporation or other entity.

Section 2.65 “Voluntary Deferral of Director’s Compensation” means the Stock Units resulting from deferrals of Director’s Compensation. The number of Stock Units resulting from a deferral of Director’s Compensation shall be determined by dividing (i) the amount of such deferred Director’s Compensation by (ii) the Fair Market Value of a Share on the date the Director’s Compensation would otherwise have been paid if it had not been deferred.

Section 2.66 “Year” means a fiscal year of a Company commencing on or after January 1, 2023 that constitutes all or part of an applicable Performance Period.

ARTICLE 3. STOCKHOLDER APPROVAL AND DURATION

Section 3.1 Stockholder Approval. This Plan will be submitted for approval by CEI’s stockholders at the 2023 Annual Meeting.

Section 3.2 Period for Grants of Awards. Awards may be granted as provided herein for up to a period of 10 years after the earlier of Board approval of this Plan or the Stockholders’ Approval Date.

Section 3.3 Termination. This Plan will continue in effect until all matters relating to the payment of outstanding Awards and administration of this Plan have been settled.

ARTICLE 4. ADMINISTRATION

Section 4.1 Plan Administrator. The Management Development and Compensation Committee shall be the Plan Administrator for Officers and Eligible Employees, unless the Board designates itself or another committee to administer this Plan, any Award, or any Award Document with respect to Officers and Eligible Employees. The Corporate Governance and Nominating Committee shall be the Plan Administrator for Directors, unless the Board designates itself or another committee to administer this Plan, any Award, or any Award Document with respect to Directors.

Section 4.2 Duties of the Plan Administrator. Except as may be limited by Applicable Laws, CEI’s Certificate of Incorporation, CEI’s by-laws or this Plan, the Plan Administrator shall have full and final power and authority related to the administration of this Plan, any Award or any Award Document (except as specified otherwise herein). Without limiting the generality of the foregoing, the Plan Administrator shall have full power and authority, subject to the express provisions hereof, to: (i) take all actions and make all determinations desirable or necessary to interpret, construe or implement the terms and conditions of this Plan, any Award or any Award Document; (ii) make all rules, regulations and take such other actions and make such other determinations which the Plan Administrator deems to be necessary or advisable for the administration of this Plan, any Award or any Award Document; (iii) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards; and (iv) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Document in the manner and to the extent the Plan Administrator deems necessary or desirable to carry it into effect. In no event may the Plan Administrator effect a Repricing other than as provided in Section 26.13. In no event will the Plan Administrator effect the payment of dividends or Dividend Equivalents on any unvested Award. In the event that this Plan, any Award or any Award Document provides for any action to be taken by the Board or any determination to be made by the Board, such action may be taken or such determination may be made by the Plan Administrator if the Board has delegated the power and authority to do so.

Section 4.3 Decisions Binding. The Plan Administrator’s determinations under the terms of this Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and any Award Documents) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Awards under the terms of this Plan, whether or not such persons are similarly situated. Any determinations, approvals or actions that are performed or taken by the Board, the Plan Administrator or a Committee (or their respective delegates or assigns) in connection with this Plan shall be deemed to be performed in the sole discretion of such entity or person and shall be final, conclusive and binding on all parties, including CEI, its stockholders, Participants, their respective estates and beneficiaries and not subject to further appeal.

Section 4.4 Delegation. To the extent not prohibited by Applicable Laws, the Committee shall have the authority to delegate some or all of its authority with respect to this Plan, any Award and any Award Document as it may deem advisable to one or more of its members or to any Officers or Directors of the Company or any other person or committee designated by the Committee; provided that the Committee may not delegate its authority hereunder to grant Awards to (i) Officers or (ii) Eligible Employees who are delegated authority by the Committee pursuant to this Section 4.4; provided, however, that the Board must approve any Awards to Directors. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in this Plan shall be construed as obligating the Committee to delegate authority to any person, and the Committee may at any time rescind the authority delegated to any person and delegate authority to one or more other persons. At all times, any person delegated authority pursuant to this Section 4.4 shall serve in such capacity at the pleasure of the Committee. Any action undertaken by any such person or persons in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in this Plan to the “Committee” shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to each and all such persons.

Section 4.5 Award Documents. The terms and conditions of each Award shall be set forth in an Award Document in a form approved by the Committee for such Award, which shall contain terms and conditions not inconsistent with this Plan. Notwithstanding the foregoing, and subject to the minimum vesting provisions of Section 6.8 and Section 409A and other Applicable Laws, the Committee may accelerate or modify the (i) vesting or payment of any Award, (ii) lapse of restrictions on any Award or (iii) date on which any Award is exercisable.

Section 4.6 No Liability. Subject to Applicable Laws, (i) no member of the Board, the Committee, or any person delegated authority pursuant to Section 4.4 shall be liable to any Participant or any other person for anything whatsoever in connection with the administration of this Plan any Award Document or any Award, except such person’s own willful misconduct; (ii) under no circumstances shall any member of the Board, the Committee or any person delegated authority pursuant to Section 4.4 be liable for any act or omission of any other member of the Board, the Committee or any other any person delegated authority pursuant to Section 4.4; and (iii) in the performance of their respective functions with respect to this Plan, the Board, the Committee and any person delegated authority pursuant to Section 4.4 shall be entitled to rely upon information and advice furnished by the Officers, the Company’s accountants, the Company’s counsel and any other party the Board, the Committee or any person delegated authority pursuant to Section 4.4 deems necessary for the administration of this Plan, any Award Document or any Award, and no member of the Board, the Committee or any person delegated authority pursuant to Section 4.4 shall be liable for any action taken or not taken in good faith reliance upon any such information or advice.

ARTICLE 5. ELIGIBILITY AND PARTICIPATION

Section 5.1 Officer or Eligible Employee. Each Officer or Eligible Employee may be designated by the Management Development and Compensation Committee as an Eligible Person, from time to time, with respect to one or more Awards subject to the limitations set forth in Sections 6.1 and 6.2. An Eligible Person who is an Officer or Eligible Employee becomes a Participant on the Date of Grant of an Award; provided, however, that such Eligible Person is actively employed on the Date of Grant. The Management Development and Compensation Committee may also grant Awards to individuals in connection with their hiring as an Officer or Eligible Employee, retention or otherwise, prior to the date the individual first performs services for the Company; provided, however, that such Awards shall not become vested or exercisable prior to the date the individual first commences performance of such services.

Section 5.2 Director. Any Director of CEI shall be eligible to receive an Award under Article 7 of this Plan, subject to the limitations set forth in Sections 6.3. Any Director of an Affiliate may also be designated by the Corporate Governance and Nominating Committee to receive an Award under Article 7 of this Plan. An Eligible Person who is a Director becomes a Participant on the Date of Grant of an Award, provided he or she is providing Service on the Date of Grant as a member of the Board or analogous governing body of an Affiliate.

Section 5.3 General. In determining the Eligible Persons to whom Awards are to be granted and the number of Shares subject to each Award, the Committee shall take into consideration the Eligible Person’s present and potential contribution to the success of the Company and such other factors as the Committee may deem proper and relevant.

ARTICLE 6. SHARES SUBJECT TO PLAN

Section 6.1 Grant of Awards and Limitation of Number of Shares Awarded. The Committee may, from time to time, grant Awards to one or more Eligible Persons, provided that, subject to any adjustment pursuant to this Article 6, the aggregate number of Shares subject to Awards that may be delivered under the terms of this Plan may not exceed 10,000,000 Shares.

Section 6.2 Individual Limitations. The maximum number of Shares that may be subject to Awards, including without limitation, Incentive Stock Options, granted in any calendar year to an Officer or Eligible Employee is 750,000 Shares, plus any Shares that were available under this Section 6.2 for Awards to such Officer or Eligible Employee in any prior calendar year but which were not covered by Awards.

Section 6.3 Director Limit. Notwithstanding any provision to the contrary in the Plan, the maximum aggregate grant date fair value of Awards granted to a Director Participant during any calendar year, plus any cash-based compensation granted to a Director Participant in respect of any calendar year (whether paid in cash or Shares on a current or deferred basis), in each case, solely with respect to the individual’s service as a Director Participant, may not exceed $750,000 based on the aggregate Fair Market Value (determined as of the Date of Grant) of any equity or equity-based Award plus the aggregate value (determined as of the Date of Grant) of any cash-based compensation.

Section 6.4 Type of Shares. Shares delivered by CEI may include, in whole or in part, authorized and unissued Shares, reacquired Shares, treasury Shares, or Shares that CEI may cause to be purchased on the open market (including private purchases) to satisfy its obligations under the terms of this Plan in accordance with Applicable Laws.

Section 6.5 Dilution and Other Adjustments. In the event of any change in the number of outstanding Shares or Share price by reason of any stock split, reverse stock split, spinoff, split-off, partial or complete liquidation, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of equity securities or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other similar change or corporate transaction or event that affects Shares, if the Committee shall determine that such change equitably requires an adjustment to the limitations on the number of Shares that may be delivered under the terms of this Plan as set forth in Sections 6.1, 6.2 and 6.3, in the number or kind of Shares that may be delivered under the terms of this Plan, or in the number or kind of shares which are subject to outstanding Awards and in the exercise price per Share relating thereto, such adjustment to prevent dilution or enlargement of Participants’ rights under the terms of this Plan shall be made by the Committee in a manner that is proportionate to the change to the Shares and is otherwise equitable, and shall be conclusive and binding for all purposes of this Plan. Additional Shares issued to a Participant as the result of any such change shall bear the same restriction as the Shares to which they relate. Any adjustments to outstanding Awards shall be consistent with Section 409A or 424 of the Code, to the extent applicable. The Awards hereunder shall not affect in any way the right or power of the Board or the stockholders of CEI to make or authorize any adjustment, recapitalization, reorganization or other change in CEI’s capital structure or its business, any merger or consolidation of CEI or its Affiliates, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting Shares, the dissolution or liquidation of CEI or its Affiliates, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

Section 6.6 Adjustment to Maximum for Forfeited, Cancelled, Terminated or Expired Shares. Any Share covered by an Award (or portion of an Award) granted under the terms of this Plan that is forfeited, cancelled, terminated or expired without being exercised in whole or in part, or that under its terms may be settled solely through issuance of consideration other than Shares (including, without limitation, cash) shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the terms of this Plan and shall again be available for the grant of new Awards; provided, however, that this provision shall not be applicable with respect to the cancellation of (i) a Stock Appreciation Right granted in tandem with an Option upon the exercise of the Option or (ii) an Option granted in tandem with a Stock Appreciation Right upon the exercise of the Stock Appreciation Right. In addition, any Shares underlying Substitute Awards shall not be counted in determining the number of Shares that remain available for delivery under the terms of this Plan and shall again be available for the grant of new Awards.

For purposes of determining the number of Shares that remain available for issuance under this Plan, (i) the number of Shares that are tendered by a Participant or withheld by the Company to pay the exercise price of an Award or to satisfy the Participant’s tax withholding obligations in connection with the exercise or settlement of an Award and (ii) the number of Shares covered by an Award that may, under its terms, be settled in Shares, to the extent exercised or settled (as applicable), shall be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the terms of this Plan and will not be available for the grant of new Awards.

Section 6.7 Deferral of Award. The Plan Administrator may permit or require a recipient of an Award to defer all or part of such individual’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such individual by virtue of the exercise of, payment of, or lapse or waiver of restrictions respecting, any Award. Any such deferral shall be made in accordance with the terms and conditions of the applicable Company deferred compensation plan, program or arrangement. If such payment deferral is required or permitted, the Plan Administrator shall establish rules, and procedures for such payment deferrals in compliance with Section 409A or such other Applicable Laws.

Section 6.8 Minimum Vesting Period. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based Awards) to Eligible Employees and Officers shall vest no earlier than the first anniversary of the Date of Grant of such Award; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards; (ii) shares of Common Stock delivered in lieu of fully vested cash obligations; and (iii) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the total number of Shares reserved for issuance under the Plan (subject to adjustment under Section 6.5 of the Plan); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award in cases of Retirement, death, Disability or a Change in Control, in an applicable Award Document or otherwise.

ARTICLE 7. DIRECTOR PARTICIPANTS

Section 7.1 General. This Article 7 only applies to Director Participants.

Section 7.2 Award of Stock Units.

(a) Full Awards. Subject to Section 6.3, if a Director is a member of the Board on the date of an Annual Meeting, on the first business day after each such Annual Meeting, he or she will be granted an annual Award of Stock Units with a Fair Market Value of $160,000. The amount determined will be rounded (either up or down) to the nearest whole Stock Unit subject to the Section 6.3 limits. The maximum number of Shares that may be subject to Awards granted in any calendar year to a Director is 10,000 Shares, subject to adjustment as provided in Section 6.5.

(b) ProRata Awards. Subject to Section 6.3, if a Director is first appointed as a member of the Board after the date of an Annual Meeting, he or she will be granted his or her first annual Award of Stock Units on the day he or she is first appointed as a member of the Board. The actual number of Stock Units granted under this Section 7.2(b) will be based on the Fair Market Value of a Share as of the date the Director is first appointed as a member of the Board and shall be determined by multiplying the full annual Award of Stock Units set forth in Section 7.2(a) by the result from dividing the number of months before the next Annual Meeting by twelve; provided that for purposes of this calculation the numerator shall exclude the month in which the effective date of the Director’s appointment occurs and shall include the month in which the next Annual Meeting occurs.

(c) Deferral, Payment, and Distribution Election Procedures. Except as otherwise provided in this Article 7, Awards of Stock Units under this Section 7.2 shall be automatically deferred and credited to a Director Participant’s Stock Unit Account in accordance with Section 7.7 and shall be paid in a single one-time payment of Shares (rounded to the nearest whole Share as determined under Section 26.12) within 60 days following the Director Participant’s Separation from Service as a member of the Board. Each year, however, a Director Participant may elect to receive some or all of his or her Stock Units on another date specified by the Director Participant by filing a Deferral and Distribution Election Form in accordance with the procedures set forth in Section 7.5.

(d) Changes. The Board, upon recommendation of the Corporate Governance and Nominating Committee, may from time-to-time change the annual Award of Stock Units, including, but not limited to, changing the methodology, form, timing, amount or such other terms and conditions as the Board may determine but in all cases, subject to Section 6.3 hereof.

Section 7.3 Voluntary Deferral of Director’s Compensation.

(a) Voluntary Deferral. A Director Participant may elect to make a voluntary deferral of his or her Director’s Compensation under this Section 7.3.

(b) Deferral, Payment and Distribution Election Procedure. Except as otherwise provided in this Article 7, Stock Units resulting from Voluntary Deferral of Director’s Compensation shall be automatically deferred and credited to a Director Participant’s Stock Unit Account in accordance with Section 7.7 and shall be paid in a single one-time payment of Shares (rounded to the nearest whole Share as determined under Section 26.12) within 60 days following the Director Participant’s Separation from Service as a member of the Board. Each year, however, a Director Participant may elect to receive some or all of his or her Stock Units on another date specified by the Director Participant by filing a Deferral and Distribution Election Form in accordance with the procedures set forth in Section 7.5.

Section 7.4 Dividend Equivalents.

(a) Calculation. Dividend Equivalents will be earned on an Award of Stock Units under Section 7.2 and Stock Units resulting from Voluntary Deferral of Director’s Compensation under Section 7.3 until no Stock Units remain in a Director Participant’s Stock Unit Account. Dividend Equivalents shall be credited to a Director Participant’s Stock Unit Account as of any Dividend Payment Date. Such Dividend Equivalents shall be expressed as a number of Stock Units equal to:

(i)

The number of Stock Units credited to a Director Participant’s Stock Unit Account as of the record date for the dividend multiplied by the value of the per Share cash amount of such dividend (or as determined by the Corporate Governance and Nominating Committee in the case of dividends paid other than in cash), divided by:

(ii)	The Fair Market Value of a Share as of the Dividend Payment Date.

(b) Deferral, Payment, and Distribution Election Procedures. All Dividend Equivalents earned on Awards of Stock Units under Section 7.2 and Stock Units resulting from Voluntary Deferral of Director’s Compensation under Section 7.3 shall be automatically deferred until a Director Participant’s Separation from Service as a member of the Board and shall be paid in a single one-time payment of Shares (rounded to the nearest whole Share as determined under Section 26.12) within 60 days following the Director Participant’s Separation from Service as a member of the Board. Each year, a Director Participant may elect to receive some or all of his or her Dividend Equivalents earned on Stock Units on another date or in cash by filing a Deferral and Distribution Election Form in accordance with the procedures set forth in Section 7.5.

Section 7.5 Deferral and Distribution Elections.

(a) Initial Deferral. A deferral and distribution election may be made electronically or by written notice filed with the Corporate Secretary of CEI on a Deferral and Distribution Election Form:

(i)	upon approval by the Plan Administrator, no more than 30 days after a person is first elected or appointed to the Board; or

(ii)

on or before December 31 of the calendar year prior to the calendar year in which the Award of Stock Units under Section 7.2 is made, Stock Units resulting from a Voluntary Deferral of Director’s Compensation under Section 7.3 are deferred, or the Dividend Equivalents are earned under Section 7.4.

(b) Subsequent Deferral. A Director Participant may make a subsequent deferral of a distribution for any deferral election pertaining to an Award of Stock Units under Section 7.2 and associated Dividend Equivalents earned thereon under Section 7.4 to a date later than the date specified in an applicable Deferral and Distribution Election Form. Such subsequent deferral election may be made electronically or by written notice filed with the Corporate Secretary of CEI on a Deferral and Distribution Election Form and (i) shall not take effect until at least 12 months after the election is made; (ii) the subsequent deferral of payment is for a period of at least five years from the scheduled payment date in the case of an election not related to a Director Participant’s death; and (iii) an election related to a distribution upon a specified time or pursuant to a fixed schedule is made at least 12 months prior to the date the payment was originally scheduled to be paid.

(c) Effective Date. A deferral and distribution election made on a properly executed Deferral and Distribution Election Form shall remain in effect for the year in which it relates; provided, that with respect to Dividend Equivalents, a deferral and distribution election is applicable to the Dividend Equivalents to be earned on Stock Units in the calendar year in which it relates, but shall not apply to any Dividend Equivalents paid in the following year for which the record date is earlier than the date the election is filed with the Corporate Secretary of CEI. A Deferral and Distribution Election Form may be revoked or modified by a new Deferral and Distribution Election Form filed with the Corporate Secretary of CEI within the time period specified in Sections 7.5(a) and Section 7.5(b), as applicable.

(d) Terms and Conditions of Form. The Corporate Governance and Nominating Committee shall have authority to establish the terms and conditions applicable to the Deferral and Distribution Election Form.

Section 7.6 Vesting. Unless otherwise determined by the Corporate Governance and Nominating Committee, (i) Awards of Stock Units pursuant to Section 7.2 shall become vested upon the date the Stock Units are granted; (ii) Voluntary Deferral of Director’s Compensation pursuant to Section 7.3 shall become vested as of the date the Director’s Compensation would have been paid to him or her; and (iii) Dividend Equivalents applicable to a Director Participant’s Stock Unit Account pursuant to Section 7.4 shall become vested on the Dividend Payment Date.

Section 7.7 Stock Unit Accounts. CEI will create and maintain on its books one or more Stock Unit Accounts for each Director Participant. Each Stock Unit Account will be credited with all Stock Units that may be attributed to a Director Participant from time to time in connection with: (i) Awards of Stock Units under Section 7.2; (ii) Voluntary Deferral of Director’s Compensation under Section 7.3; or (iii) Dividend Equivalents credited under Section 7.4.

ARTICLE 8. STOCK UNITS

Section 8.1 Grants of Stock Units. The Committee may grant one or more Stock Units to any Eligible Person, other than to a Director. The Stock Units may be granted without the payment of consideration.

Section 8.2 Terms and Conditions. The Committee may grant or impose such other terms and conditions on the Stock Units in an Award Document as it deems necessary or appropriate, including the vesting of such units, the timing and method of payment and the right to earn Dividend Equivalents, in all cases in compliance with Section 409A and such other Applicable Laws.

Section 8.3 Stock Unit Accounts. CEI will create and maintain on its books one or more Stock Unit Accounts for each Participant evidencing the grant of Stock Units. Each Stock Unit Account will be credited with all Stock Units that may be attributed to a Participant from time to time in connection with (i) grants of Stock Units, or (ii) Dividend Equivalents, if granted, subject to Section 8.4.

Section 8.4 Dividend Equivalents. The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate. Dividend Equivalents may be paid to Participants currently or may be deferred. All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Divided Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Participant, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be payable in cash or shares of Common Stock or in a combination of the two, as determined by the Committee. Notwithstanding anything herein, no Dividend Equivalent shall be paid unless and until the Stock Unit in connection with which the Dividend Equivalent is granted vests.

ARTICLE 9. STOCK OPTIONS

Section 9.1 Grant of Options. Options may be granted to an Eligible Person, other than a Director, as the Committee may from time to time select without the payment of consideration. Any Eligible Person shall be eligible to receive one or more Options, subject to the limitations set forth in Section 6.1 and 6.2.

Section 9.2 Terms and Conditions. An Option granted under the terms of this Plan shall be in such form as the Committee may from time to time approve. Each Option shall be subject to the terms and conditions provided in this Article 9 and shall contain such other or additional terms, conditions or restrictions as the Committee may deem necessary or appropriate, including, without limitation, the treatment upon a Participant’s Separation from Service, but in no event shall such terms and conditions be inconsistent with this Plan and, in the case of Incentive Stock Options, with the provisions of the Code applicable to “Incentive Stock Options” as described in Code Section 422.

Section 9.3 Exercise Price. The exercise price per Share underlying an Option shall be determined by the Committee, but may not be less than 100 percent of the Fair Market Value of a Share on the Date of Grant. Notwithstanding the foregoing, the exercise price per Share underlying an Option that is a Substitute Award shall be determined in accordance with Section 409A and other Applicable Laws and may be less than the Fair Market Value of a Share on the Date of Grant provided that the excess of:

(i)	the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over

(ii)	the aggregate exercise price of such Shares, does not exceed the excess of:

(i)

the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Plan Administrator) of the shares of the predecessor entity that were subject to the award assumed or substituted for by CEI, over

(ii)	the aggregate exercise price of such shares.

Section 9.4 Option Period. The period and the manner in which an Option may be exercised shall be fixed by the Committee; provided, that no Option shall be exercisable after the expiration of ten years from such Option’s Date of Grant.

Section 9.5 Exercise of Option.

(a) An Option may be exercised in whole or in part from time to time during the Option Period (or, if determined by the Committee, in specified installments during the Option Period) by giving notice of exercise to the Company or its designee or agent specifying the number of Shares to be purchased. Notice of exercise of an Option must be accompanied by payment in full of the exercise price either by cash or such other method as may be permitted by the Committee, including but not limited to (i) check, (ii) tendering (either actually or by attestation) Shares owned by a Participant having a Fair Market Value at the date of exercise equal to such exercise price, (iii) a third-party exercise procedure, or (iv) a combination of the foregoing. The Committee may, in lieu of delivering Shares covered by an Option upon its exercise, settle the exercise of the Option by means of a cash payment to a Participant equal to the positive difference between the Fair Market Value on the date of exercise and the exercise price, or by delivering Shares having an aggregate Fair Market Value equal to such a payment, or by a combination of both.

(b) No Shares shall be delivered in connection with the exercise of an Option until full payment therefor has been made, including satisfaction of any applicable tax withholding obligations as set forth in Article 18. A Participant shall have the rights of a stockholder only with respect to Shares which have been issued to such person pursuant to such procedures established by the Company.

Section 9.6 No Dividends or Dividend Equivalents. Unless and until shares of Common Stock are issued following the exercise of any Option, no right to vote or receive dividends (except as provided in Section 6.5) or any other rights as a stockholder will exist with respect to the shares of Common Stock subject to an Option. No dividend or Dividend Equivalent shall be issued or paid with respect to any Option.

ARTICLE 10. RESTRICTED STOCK

Section 10.1 Grants of Restricted Shares. One or more shares of Restricted Stock may be granted to any Eligible Person, other than a Director, as the Committee may select from time to time. The Committee may grant Restricted Stock to a Participant on the Date of Grant without the payment of consideration. The Restricted Stock will be issued pursuant to such procedures established by the Company and will include a restrictive legend prohibiting sale, transfer, pledge or hypothecation of the Restricted Stock until the expiration of the applicable Restriction Period.

Section 10.2 Restriction Period. At the time a Restricted Stock Award is granted, the Committee will establish a Restriction Period applicable to such Award which will be not less than one and not more than ten years. Each Restricted Stock Award may have a different Restriction Period, as determined the Committee.

Section 10.3 Terms and Conditions.

(a) Upon issuance to a Participant of the Restricted Stock, the Participant will have the right to vote the Restricted Stock, and may, as determined by the Committee, receive the cash dividends distributable with respect to such Shares, provided that, the payment of dividends or Dividend Equivalents, whether they are paid in cash or in shares of Common Stock on any Restricted Stock shall be credited, deferred until, and conditioned upon, the satisfaction of the vesting terms and shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid. The Committee may direct the accumulation and payment of distributable dividends to the Participant at such times, and in such form and manner, as determined by the Committee in compliance with Applicable Laws. The Committee may impose such other terms and conditions on the Restricted Stock as it deems necessary or appropriate, including, without limitation, the vesting of such Shares, the timing and method of payment and the treatment upon the Participant’s Separation from Service.

(b) Any shares of Restricted Stock, which are forfeited, will be transferred to CEI. Upon completion of the Restriction Period, all Award restrictions will expire and Shares representing the Award will be issued pursuant to such procedures established by the Company without any restrictive legends described in this Article 10.

Section 10.4 Waiver of Section 83(b) Election. Unless otherwise directed by the Committee, as a condition of receiving an Award of Restricted Stock, a Participant must waive in writing the right to make an election under Code Section 83(b) to report the value of the Restricted Stock as income on the Date of Grant.

ARTICLE 11. PERFORMANCE-BASED RESTRICTED STOCK

/ PERFORMANCE UNITS

Section 11.1 Provision for Awards.

(a) General. For Awards under this Article 11, the Committee will establish (i) the Performance Target(s) relative to the applicable Business Criteria, (ii) the applicable Performance Period, and (iii) the applicable initial value or target number of shares of Performance-Based Restricted Stock or Performance Units that are subject to the Award. Notwithstanding the fact that the Performance Target(s) have been attained, the Committee may pay an Award under this Article 11 of less than the amount determined by the formula or standard established pursuant to Section 11.1(b) or may pay no Award at all.

(b) Business Criteria; Selection of Performance Target(s).

(i) For purposes of this Plan and the Awards granted hereunder, “Business Criteria” shall mean such criteria as determined by the Committee, including without limitation, any one or more of the following criteria: stock price, earnings per share, price-earnings multiples, appreciation in value of shares, net income, operating revenue, operating income, pre-tax income, pro-forma net income, net sales, organization or sales growth, number of days sales outstanding in accounts receivable, productivity, operating margins, profit margins, economic value added, consolidated income before or after taxes (including earnings before interest, taxes, depreciation and amortization), net capital employed, return on assets, return on stockholder equity, total stockholder return, return on invested capital, expenses, book value, value of assets, expense management, improvements in capital structure, profitability, growth in assets, unit volume, sales, cash flow, market share, credit rating, clean energy and other energy goals, environmental, social or governance goals, human capital performance goals, regulatory compliance goals, relative performance to a comparison group designated by the Committee, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, customer satisfaction goals, collection, customer service goals, economic development, electric, gas, and/or steam system performance, employee development, safety, regulatory controls, business development goals, gross margins, retail sales, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions, divestitures or strategic partnerships, or any other financial, operating or other measurement deemed appropriate by the Committee.

(ii) The specific Performance Target(s) for each Participant with respect to the Business Criteria shall be established by the Committee in writing prior to the start of the applicable Performance Period or at such later date as otherwise determined by the Committee in its sole discretion and while the outcome of the Performance Target(s) remains substantially uncertain. The Performance Target(s) with respect to any Performance Period may be established on a Company-wide basis or established with respect to one or more operating units, departments, divisions, acquired businesses, minority investments, partnerships or joint ventures, subsidiary, or Affiliate; and may be measured on an absolute or cumulative basis, on the basis of percentage of improvement over time, in terms of Company performance (or performance of the applicable operating unit, department, division, acquired business, minority investment, partnership, joint venture, subsidiary, or Affiliate), or relative to selected peer companies or a market index. At the time the Performance Target(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, the method of computing the specific amount that will represent the maximum amount of Award payable to a Participant if the Performance Target(s) are attained. The Performance Targets do not need to be uniform among the Participants.

(c) Effect of Mid-Year Commencement of Service. If service as an Officer or Eligible Employee commences after the Performance Target(s) are established for a Performance Period, the Committee may grant an Award and establish Performance Target(s) for a Performance Period that is proportionately adjusted based on the period of actual service during the Year.

(d) Adjustments. To preserve the intended incentives and benefits of an Award based on the achievement of one or more Business Criteria, the Committee may determine at the time the Performance Targets are established that certain adjustments shall apply to the objective formula or standard with respect to the applicable Performance Target to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following with respect to the Performance Period:

(i)	the gain, loss, income or expense resulting from changes in accounting principles that become effective during the Performance Period;

(ii)

the gain, loss, income or expense reported publicly by CEI with respect to the Performance Period that are extraordinary or unusual in nature or infrequent in occurrence, excluding gains or losses on the early extinguishment of debt;

(iii)	the gains or losses resulting from, and the direct expenses incurred in connection with, the disposition of a business, in whole or in part, or the sale of investments or non-core assets;

(iv)	the gain or loss from all or certain claims, litigation and/or regulatory proceedings and all or certain insurance recoveries relating to claims or litigation;

(v)	the impact of impairment of tangible or intangible assets;

(vi)	the impact of restructuring or business recharacterization activities, including but not limited to reductions in force, that are reported publicly by CEI; and

(vii)	the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year.

Each of the adjustments described in this Section 11.1(d) may relate to CEI as a whole or any part of CEI’s business or operations, as determined by the Committee at the time the Performance Targets are established. The adjustments are to be determined in accordance with generally accepted accounting principles, unless another objective method of measurement is designated by the Committee. In addition to the foregoing, the Committee shall adjust any Business Criteria, Performance Targets or other features of an Award that relate to or are wholly or partially based on the number of, or the value of, any stock of CEI, to reflect any stock dividend, stock split, reverse stock split, spin off, split off, partial or complete liquidation, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar changes in such stock.

(e) Committee to Determine Award. The Committee may determine the standard or formula pursuant to which each Participant’s Award shall be calculated, whether all or any portion of the amount so calculated will be paid or reduced, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions and limits of this Plan. To this same extent, the Committee may at any time establish (and, once established, rescind, waive or amend) additional terms and conditions of payment of Awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of this Plan. The Committee may not increase the maximum amount permitted to be paid to any individual under the terms of this Plan or pay Awards under this Article 11 if the applicable Performance Targets have not been met.

Section 11.2 Performance-Based Restricted Stock Awards.

(a) Grants of Performance-Based Restricted Stock. Subject to Section 11.1, one or more shares of Performance-Based Restricted Stock may be granted to any Eligible Person, other than a Director, based on the achievements of pre-established Performance Targets during the Performance Period. The Performance-Based Restricted Stock will be granted to a Participant on the Date of Grant without the payment of consideration. The Performance-Based Restricted Stock will be issued in the name of the Participant pursuant to such procedures established by the Company and will include a restrictive legend prohibiting sale, transfer, pledge or hypothecation of the Performance-Based Restricted Stock until the expiration of the applicable Restriction Period. The Committee may also impose such other restrictions and conditions on the Performance-Based Restricted Stock, as it deems necessary or appropriate.

(b) Upon issuance to a Participant of the Performance-Based Restricted Stock, the Participant will have the right to vote the Performance-Based Restricted Stock, and may, as determined by the Committee, receive the cash dividends distributable with respect to such Shares, provided that such dividends shall be subject to the same restrictions on transferability and forfeitability as the Performance-Based Restricted Stock which respect to which they were paid. The Committee may direct the accumulation and payment of distributable dividends to the Participant at such times, and in such form and manner, as determined by the Committee consistent with Applicable Laws. Notwithstanding anything to the contrary, in no event shall any dividend or Dividend Equivalents payable with respect to Performance-Based Restricted Stock be paid unless and until any such shares of Performance-Based Restricted Stock to which any such dividends or Dividend Equivalents relate are vested.

(c) Restriction Period. At the time a Performance-Based Restricted Stock Award is granted, the Committee may establish a Restriction Period applicable to such Award, which will be no less than one nor more than ten years. Each Performance-Based Restricted Stock Award may have a different Restriction Period, as determined by the Committee.

(d) Waiver of Section 83(b) Election. Unless otherwise directed by the Committee, as a condition of receiving an Award of Performance-Based Restricted Stock, a Participant must waive in writing the right to make an election under Code Section 83(b) to report the value of the Performance-Based Restricted Stock as income on the Date of Grant.

Section 11.3 Performance Units.

(a) Subject to Section 11.1, one or more Performance Units may be granted to an Eligible Person, other than a Director, based on the achievement of preestablished Performance Targets during a Performance Period without payment of consideration.

(b) Upon issuance to a Participant of a Performance Unit, the Participant may, as determined by the Committee, have the right to receive Dividend Equivalents with respect to such Performance Units, with such Dividend Equivalents treated as compensation to the Participant, provided that such Dividend Equivalents shall be subject to the same restrictions on transferability and forfeitability as the Performance Units which respect to which they were paid. The Committee may direct the accumulation and payment of Dividend Equivalents to the

Participant at such times, and in such form and manner, as determined by the Committee consistent with the requirements of Section 409A and such other Applicable Laws. Notwithstanding anything to the contrary, in no event shall any dividend or Dividend Equivalents payable with respect to Performance Units be paid unless and until any such shares of Performance Units to which any such dividends or Dividend Equivalents relate are vested.

Section 11.4 Terms and Conditions.

(a) As soon as practicable after the end of each Performance Period, the Committee will determine whether the Performance Targets and other material terms of the Award were satisfied. The Committee’s determination of all such matters will be final and conclusive.

(b) As soon as practicable after the date the Committee makes the above determination, the Committee will determine the Award payment, if any, for each Participant. Before any payments are made under this Article 11, the Committee will be responsible for certifying in writing to CEI that the applicable Performance Targets have been met. For this purpose, approved minutes of the Committee in which such certification is made may be treated as a written certification.

(c) The Committee may impose such other terms and conditions applicable to the Award as it deems necessary or appropriate, including, without limitation, the vesting of such Award, the timing and method of payment and the treatment upon a Participant’s Separation from Service.

(d) Any shares of Performance-Based Restricted Stock that are forfeited will be transferred to CEI.

Section 11.5 Form and Timing of Payment. With respect to shares of Performance-Based Restricted Stock for which restrictions lapse, Shares will be issued to Participants pursuant to such procedures established by the Company without the restrictive legend described in Section 11.2(a). Each Performance Unit is payable in cash or Shares or in a combination of cash and Shares, as determined by the Committee. Such payment will be made after the Award payment is determined, but no later than March 15 of the year following the year that the Award payment is vested.

ARTICLE 12. STOCK APPRECIATION RIGHTS

Section 12.1 Grants of Stock Appreciation Rights. Stock Appreciation Rights may be granted under the terms of this Plan to an Eligible Person, other than a Director, in conjunction with an Option either at the Date of Grant or by amendment or may be separately granted, without the payment of consideration. Stock Appreciation Rights will be subject to such terms and conditions not inconsistent with this Plan as the Committee may impose.

Section 12.2 Right to Exercise; Exercise Period. A Stock Appreciation Right granted pursuant to an Option will be exercisable to the extent the Option is exercisable. A Stock Appreciation Right granted independent of an Option will be exercisable pursuant to such terms and conditions established by the Committee.

Section 12.3 Failure to Exercise. If on the last day of the Option Period, in the case of a Stock Appreciation Right granted pursuant to an Option, or the specified Exercise Period, in the case of a Stock Appreciation Right granted to an Option, or the specified Exercise Period, in the case of a Stock Appreciation Right granted independent of an Option, a Participant has not exercised a Stock Appreciation Right, then such Stock Appreciation Right will be deemed to have been exercised by the Participant on the last day of the Option Period or Exercise Period.

Section 12.4 Payment. An exercisable Stock Appreciation Right granted pursuant to an Option will entitle a Participant to surrender unexercised the Option or any portion thereof to which the Stock Appreciation Right is attached, and to receive in exchange for the Stock Appreciation Right payment (in cash or Shares or a combination thereof as described below) equal to the excess of the Fair Market Value of one Share at the date of exercise over the Option price, times the number of Shares called for by the Stock Appreciation Right (or portion thereof) which is so surrendered. Upon exercise of a Stock Appreciation Right not granted pursuant to an Option, the Participant will receive for each Stock Appreciation Right payment (in cash or Shares or a combination thereof as described below) equal to the excess of the Fair Market Value of one Share at the date of exercise over the Fair Market Value of one Share at the Date of Grant of the Stock Appreciation Right, times the number of Shares called for by the Stock Appreciation Right (or portion thereof) which is exercised.

Section 12.5 Settlement. The Committee may direct the payment in settlement of the Stock Appreciation Right to be in cash or Shares or a combination thereof. Alternatively, the Committee may permit a Participant to elect to receive cash in full or partial settlement of the Stock Appreciation Right. The value of the Share to be received upon exercise of a Stock Appreciation Right shall be the Fair Market Value. To the extent that a Stock Appreciation Right granted pursuant to an Option is exercised, such Option shall be deemed to have been exercised, and shall not be deemed to have lapsed.

Section 12.6 Terms and Conditions. A Stock Appreciation Right will lapse upon the earlier of: (i) 10 years from the Date of Grant; or (ii) at the expiration of the Exercise Period as set by the grant of the Stock Appreciation Right. The Committee shall have authority to establish in the Award Document the terms and conditions applicable to the Stock Appreciation Right as it deems necessary or appropriate, including, without limitation, the vesting of such Award and the treatment upon a Participant’s Separation from Service.

Section 12.7 No Dividends or Dividend Equivalents. A Stock Appreciation Right does not confer upon a Participant the same rights as a stockholder, and therefore, no dividends will be issued or paid to a Participant with respect to such Stock Appreciation Right, except as provided in Section 6.5 of the Plan. No dividends or Dividend Equivalent shall be issued or paid with respect to any Stock Appreciation Right.

ARTICLE 13. DIVIDEND EQUIVALENTS

Section 13.1 Grants of Dividend Equivalents.

(a) Dividend Equivalents shall be granted under the terms of this Plan in conjunction with Stock Units granted to Director Participants only under the terms set forth in Article 7.

(b) Dividend Equivalents may also be granted in conjunction with Stock Units granted under Article 8, at the Date of Grant, or in conjunction with Performance Units, at any time during the Performance Period, subject to the terms, conditions, restrictions or limitations if any, as the Committee may establish and as set forth in this Article 13, provided that no Dividend Equivalents may be granted in connection with, or related to, Options or Stock Appreciation Rights.

Section 13.2 Payment. Each Dividend Equivalent will entitle a Participant to receive an amount equal to the dividend actually paid with respect to a Share on each Dividend Payment Date from the Date of Grant to the date the Dividend Equivalent lapses as set forth in Section 13.3. Dividend Equivalents may be invested in additional Shares or units as determined by the Committee. The Committee may direct the payment of such amount at such times and in such form and manner as determined by the Committee and may impose such other terms and conditions as it deems necessary or appropriate that are consistent with the requirements of Section 409A and such other Applicable Laws. Notwithstanding anything herein, no Dividend Equivalents shall be paid unless and until the Award in connection with which the Dividend Equivalent is granted vests.

Section 13.3 Lapse of a Dividend Equivalent. Each Dividend Equivalent will lapse on the earlier of (i) the end of the Performance Period (or if earlier, the date a Participant incurs a Separation from Service) of the related Performance Units or (ii) the lapse date established by the Committee on the Date of Grant of the Dividend Equivalent.

ARTICLE 14. OTHER EQUITY-BASED AWARDS

Section 14.1 Other Equity-Based Awards. The Committee shall have the authority to grant Awards in the form of Other-Equity Based Awards as it determines to be consistent with the purpose of this Plan and the interests of the Company, without the payment of consideration. The Committee shall determine the terms and conditions of any Other-Equity Based Award at the Date of Grant or thereafter.

Section 14.2 Dividends; No Dividend Equivalents. The recipient of an Other Equity-Based Award shall not be entitled to receive, currently or on a deferred basis, dividends or Dividend Equivalents with respect to the number of shares of Common Stock covered by such Other Equity-Based Award, except that the Committee may determine, in its sole discretion, at the time of grant or, if no rights of the Participant are reduced, thereafter, to provide for the payment of dividends or Dividend Equivalents on such Other Equity-Based Award solely on or following the vesting of the Other Equity-Based Award. Notwithstanding the foregoing, the payment of dividends and/or Dividend Equivalents, whether they are paid in cash or in shares of Common Stock on any Other Equity-Based Award shall be credited, deferred until, and conditioned upon, the satisfaction of the vesting of and shall be subject to the same restrictions on transferability and forfeitability as the Other Equity-Based Award with respect to which they were paid.

ARTICLE 15. ACCELERATED AWARD PAYOUT/EXERCISE

Section 15.1 Change in Control. Notwithstanding anything in this Plan to the contrary, subject to the terms of this Article 15, in the event that (i) a Change in Control occurs and the Awards (other than Awards granted to a Director Participant) are either assumed, substituted or converted to similar grants of the surviving entity (or parent or subsidiary of the surviving entity), in each case, with value and terms that are at least equivalent to the Awards in effect immediately before the Change of Control, and (ii) a Participant (other than a Director Participant) incurs a CIC Separation from Service, the Participant will be entitled to accelerated vesting or payout (as set forth in Section 15.2) with respect to any outstanding Award. Notwithstanding anything in this Plan to the contrary, subject to the terms of this Article 15, in the event the Awards (other than Awards granted to a Director Participant) are not assumed, substituted or converted to similar grants of the surviving entity (or parent or subsidiary of the surviving entity), in each case, with value and terms that are at least equivalent to the Awards in effect immediately before the Change of Control, the Participant will be entitled to accelerated vesting or payout (as set forth in Section 15.2) with respect to any outstanding Award, as if on the date of the Change of Control, immediately following such Change of Control, the Participant incurred a CIC Separation from Service.

Section 15.2 Amount of Award Subject to Accelerated Vesting and Payout. The amount of a Participant’s outstanding Award that will be paid or vest upon a CIC Separation from Service, unless the Committee determines otherwise, will be determined as follows:

(a) Stock Unit Awards. A Participant will be entitled to an accelerated Award payout, and the amount of the payout will be the balance of the number of Stock Units in his or her Stock Unit Account granted pursuant to Article 8, pro rated based on the number of months that have elapsed from the Date of Grant up to and including the date of the CIC Separation from Service.

(b) Restricted Stock Awards. A Participant will be entitled to an accelerated Award payout, and the amount of the payout will be based on the number of shares of outstanding Restricted Stock that were granted on the Date of Grant plus any stock resulting from reinvested dividends (if any), pro rated based on the number of months that have elapsed from the Date of Grant up to and including the date of the CIC Separation from Service.

(c) Stock Option Awards and Stock Appreciation Rights. Any previously granted Stock Options or Stock Appreciation Rights that are not vested upon the occurrence of a CIC Separation from Service will vest on a prorated basis, based on the number of months that have elapsed from the Date of Grant up to and including the date of the CIC Separation from Service. In addition, the Plan Administrator may provide, either at the time an Award is granted or at a later date, that any Stock Option or Stock Appreciation Right for which the exercise price is greater than the Fair Market Value of a Share may be canceled if, in the determination of the Plan Administrator, cancellation would reduce or eliminate any excise tax that otherwise would be imposed on the holder of such Stock Option or Stock Appreciation Right under Code Section 4999.

(d) Performance-Based Restricted Stock and Performance Units. A Participant will be entitled to an accelerated Award payout, and the amount of the payout will be based on the number of shares of outstanding Performance-Based Restricted Stock and the number of Performance Units subject to the Award as established on the Date of Grant, prorated based on the number of months of the Performance Period that have elapsed from the Date of Grant up to and including the date of the CIC Separation from Service, and assuming that the Performance Targets were achieved at target levels.

Section 15.3 Timing of Accelerated Payout/Option Period/ Exercise Period. Subject to Article 16, accelerated payouts provided for in Section 15.2 will be made within 30 days after the occurrence of a CIC Separation from Service. When Shares are related to a cash payout, the amount of cash will be determined based on the Fair Market Value on the payout date.

Section 15.4 Stock Unit Account. Notwithstanding the foregoing, in the event that a Change in Control occurs, a Director Participant shall be entitled to an accelerated payout of his or her vested Stock Unit Account. The amount of the payout will be the balance of the number of Stock Units in his or her Stock Unit Account and shall be paid in a single one-time payment of Shares (rounded to the nearest whole Share as determined under Section 26.12) within 30 days following the occurrence of the Change in Control.

ARTICLE 16. RECOUPMENT OF AWARDS

Section 16.1 Recoupment. Any Award granted to an Officer Participant is subject to the Company’s Incentive-Based Compensation & Recoupment Policy, as may be amended from time to time, and/or any other Company recoupment policies or procedures that may be required under Applicable Laws or otherwise adopted by the Company or Committee or incorporated into any Award Document.

(a) Unless otherwise provided by the Company or the Committee or as required under Applicable Laws, under the Incentive-Based Compensation & Recoupment Policy, appropriate actions, as determined by the Committee, will be undertaken by the Company to recoup the Excess Award Amount, as defined below, received by any Officer Participant when:

(i)

The Audit Committee of CEI determines that CEI is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws ( a “Restatement”);

(ii)	The Officer Participant received an Award during the three-year period preceding the date on which CEI is required to prepare a Restatement; and

(iii)

The amount of the Award received by the Officer Participant, based on the erroneous data, was in excess of what would have been paid to the Officer Participant under the Restatement (the “Excess Award Amount”).

(b) Nothing herein shall preclude the Company or the Committee from imposing any type of recoupment provisions it may decide in its sole discretion with respect to Officer Participants or Employee Participants (or any subset of either group).

ARTICLE 17. SPECIFIED EMPLOYEES

Section 17.1 Specified Employees. Notwithstanding anything herein to the contrary, if a Participant is a “specified employee” for purposes of Section 409A, as determined under CEI’s established methodology for determining specified employees, on the date on which such Participant incurs a Separation from Service, any payment hereunder (including any provision or continued benefits) that is deemed to be a “deferral of compensation” subject to Section 409A shall be paid or commence to be paid on the fifteenth business day after the date that is six months following the Participant’s Separation from Service, provided, however, that a payment delayed pursuant to this Section 17.1 shall commence earlier in the event of a Participant’s death prior to the end of the six-month period.

ARTICLE 18. TAX WITHHOLDING

Section 18.1 Tax Withholding. Pursuant to such methodology as determined by the Committee, the Company shall have the authority to withhold, or require a Participant to remit to the Company prior to issuance or delivery of any Shares or cash hereunder, an amount sufficient to satisfy the minimum statutory amount required by any applicable federal, state or local taxes, FICA, FICA-MED and SUTA withholding requirements associated with any Award. Subject to compliance with Applicable Laws, the Committee may permit or require the Participant to have any portion of any withholding or other taxes payable in respect to a distribution of Common Stock satisfied through (i) the payment of cash by the Participant to the Company, (ii) the withholding of amounts due the Participant from other compensation, (iii) the retention by the Company of Shares, or delivery of previously owned Shares, having a Fair Market Value on the date the tax withholding is required to be made equal to the withholding amount, (iv) the canceling of any number of Shares issuable in an amount sufficient to reimburse the Company for the amount it is required to withhold, or (v) any other method approved by the Committee. Any such Share withholding with respect to a Participant subject to Section 16(a) of the Exchange Act shall be subject to such limitations as the Committee may impose to comply with the requirements of Section 16 of the Exchange Act. Each Participant shall bear all expenses of, and be solely responsible for all federal, state and local taxes, FICA, FICA-MED and SUTA Taxes due with respect on any Award made under the terms of this Plan. All Awards will be reported to the IRS on the appropriate tax form.

ARTICLE 19. AMENDMENT, MODIFICATIONS, AND TERMINATION

Section 19.1 Amendment of Plan. The Committee may at any time and from time to time alter, amend, suspend or terminate this Plan, any Award Document or any Award, in whole or in part, as it may deem advisable, except (i) no such action that would require the consent of the Board and/or the stockholders of CEI pursuant to any Applicable Laws, the listing requirement of any national securities exchange or national market system on which are listed any of CEI’s equity securities shall be effective without such consent; and (ii) no such action may be taken without the written consent of a Participant to whom any Award was previously granted, which materially adversely affects the rights of such Participant concerning such Award, except as such termination, suspension or amendment of this Plan is required by Applicable Laws. Upon termination, the administration will continue in effect until all matters relating to the payment of outstanding Awards and the administration of this Plan have been settled. Notwithstanding the foregoing, the Committee shall have broad authority to amend this Plan, an Award Document or any Award without the consent of a Participant to the extent it deems necessary or desirable to (x) comply with, take into account changes in, or interpretations of, Applicable Laws or (y) take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 6.5 of this Plan).

Section 19.2 Section 409A Compliance. This Plan is intended to satisfy the applicable requirements of Section 409A or an applicable exemption to Section 409A and shall be administered and interpreted consistent with such intent. If the Committee determines in good faith that any provision of this Plan does not satisfy such requirements or could otherwise cause any person to recognize additional taxes, penalties or interest under Section 409A, the Committee will modify, to the maximum extent practicable, the original intent of the applicable provision without violation of the requirements of Section 409A (“Section 409A Compliance”), and, notwithstanding any provision herein to the contrary, the Committee shall have broad authority to amend or to modify this Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure Section 409A Compliance. Any determination by the Committee shall be final and binding on all parties.

ARTICLE 20. NO IMPLIED RIGHTS

Section 20.1 No Rights to Continue Employment. Participating in this Plan shall not constitute a contract of employment between the Company and any person and shall not be deemed to be consideration for, or a condition of, continued employment of any person or affect any right of the Company to terminate any employee’s employment.

Section 20.2 No Rights to Continue as Director. Nothing contained in this Plan shall be deemed to confer upon any Director any right to remain a member of the Board or of the board of directors or analogous governing body of an Affiliate or in any way limit the right of a Company’s stockholders to terminate or fail to re-nominate or reelect any Director as a member of a Board.

Section 20.3 No Rights to Awards. Nothing contained in this Plan shall be deemed to confer upon any employee or other person any claim or right to be granted an Award under the terms of this Plan.

ARTICLE 21. NONTRANSFERABILITY

Section 21.1 No Award or benefit provided under the terms of this Plan shall be subject to alienation, sale, transfer, assignment, pledge, encumbrance, attachment, execution, levy or garnishment or other legal process by creditors of a Participant, the Participant’s beneficiary or by the Participant (or by any person entitled to such Award or benefit under the terms of this Plan)

except: (i) to the extent specifically mandated and directed by Applicable Laws; (ii) as requested by the Participant (or by any person entitled to such benefit under the terms of this Plan), and approved by the Committee to satisfy income tax withholding; (iii) as requested by the Participant and approved by the Committee to members of the Participant’s family, or a trust established by the Participant for the benefit of family members; (iv) by will; (v) by the laws of descent and distribution; (vi) pursuant to a beneficiary designation in accordance with Article 22 (Beneficiary Designation); or (vii) to the extent transfer of such Award or benefit is otherwise authorized by the Committee.

ARTICLE 22. BENEFICIARY DESIGNATION

Section 22.1 If a benefit is payable upon the death of a Participant, the Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom such benefit under the terms of this Plan is to be paid in the event of the Participant’s death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by CEI, and will be effective only when filed by the Participant in writing with the Company or its designate or agent during the Participant’s lifetime. In the absence of any such designation, or if such designated beneficiary or beneficiaries do not survive the Participant, to the extent benefits are payable and remain unpaid at the Participant’s death they shall be paid to his or her estate.

ARTICLE 23. SUCCESSORS

Section 23.1 All rights and obligations of CEI under the terms of this Plan shall be binding on any successor to CEI, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of CEI or other corporate reorganization in which CEI will not be the surviving corporation or in which the holders of the Common Stock will receive securities of another corporation. CEI and such successor shall be jointly and severally liable for all of CEI’s obligations under the terms of this Plan.

ARTICLE 24. UNFUNDED STATUS

Section 24.1 Unless otherwise determined by the Committee, this Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. This Plan shall not establish any fiduciary relationship between CEI and any employee, Participant or other person. To the extent any person holds any rights by virtue of an Award granted under the terms of this Plan, such rights shall constitute general, unsecured liabilities of CEI and shall not confer upon such person any right, title or interest in any assets of CEI and does not require a segregation of any assets of the Company.

ARTICLE 25. ACCOUNT STATEMENT

Section 25.1 CEI will maintain accounts, and credit thereto bookkeeping entries evidencing unfunded and unsecured general obligations of CEI. Annually, CEI will send to each Participant a statement of his or her account(s). This statement will include the account(s) balance and all activity since the last statement.

ARTICLE 26. GENERAL

Section 26.1 No Stockholder Rights Conferred. Nothing contained in this Plan will confer upon a Participant or beneficiary any rights of a stockholder of CEI unless and until Shares are in fact issued or transferred to such Participant or beneficiary pursuant to such procedures established by the Company.

Section 26.2 Employment Agreements. To the extent that an employment agreement with an Officer or employee is inconsistent with this Plan, the employment agreement shall govern.

Section 26.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

Section 26.4 Articles and Sections. Except where otherwise indicated by the context, any reference to an “Article” or “Section” shall be to an Article or Section of this Plan.

Section 26.5 Title and Headings. The titles and headings of the sections in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

Section 26.6 Severability. If any part of this Plan is declared to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of this Plan. Any part of this Plan so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such part of the fullest extent possible while remaining lawful and valid.

Section 26.7 Government and Other Regulations. The obligation of CEI to make payment of Awards in Shares or otherwise shall be subject to all Applicable Laws, and to such approvals by any government agencies as may be required. CEI shall be under no obligation to register under the Securities Act, any of the Shares issued, delivered or paid in settlement under the terms of this Plan. If Shares awarded under the terms of this Plan may in certain circumstances be exempt from registration under the Securities Act, CEI may restrict its transfer in such manner as it deems advisable to ensure such exempt status. If CEI determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award or deferral election would violate any applicable provision of Applicable Laws, then CEI may, in a manner consistent with any Applicable Laws, postpone any such exercise, nonforfeitability or delivery, as applicable, but CEI shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date. If CEI deems necessary to comply with any Applicable Laws, CEI may require a written investment intent representation by a Participant or beneficiary and may require that a restrictive legend be affixed to certificates for Shares delivered under this Plan.

Section 26.8 Governing Law and Interpretation. The provisions of this Plan shall take precedence over any conflicting provision contained in an Award. All matters relating to this Plan or to Awards granted hereunder shall be subject to, and construed in accordance with, the laws of the State of New York.

Section 26.9 Expenses. The costs and expenses of administering this Plan shall be borne by the Company and shall not be charged against any Award or to any Participant or beneficiary receiving an Award.

Section 26.10 Relationship to Other Benefits. Any Awards under the terms of this Plan are not considered compensation for purposes of determining benefits under any pension, profit sharing, or other retirement or welfare plan, or for any other general employee benefit program unless specifically provided by any such plan or program.

Section 26.11 Ratification of Actions. By accepting any Award or other benefit under the terms of this Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated such Participant’s acceptance and ratification of, and consent to, any action taken under the terms of this Plan by CEI, the Board, the Plan Administrator or the Committee.

Section 26.12 Fractional Shares. Any fractional Shares concerning Awards shall be eliminated at the time of payment or payout by rounding down for fractions of less than one-half and rounding up for fractions of equal to or more than one-half.

Section 26.13 Repricing. The Committee may not effect a Repricing of any Option or Stock Appreciation Right granted under the terms of this Plan without the approval of the Company’s stockholders. In addition, no Option or Stock Appreciation Right may be repurchased or otherwise cancelled in exchange for cash or other property (except in connection with a change in the Common Stock or the capitalization of the Company as provided in Section 6.5 above) if the exercise price of the Option or the grant price of the Stock Appreciation Right is equal to or less than the Fair Market Value of a Share at the time of such repurchase or exchange without the approval of the Company’s stockholders.